EXHIBIT 10.16


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                      EMPLOYMENT AGREEMENT




     THIS AGREEMENT, by and between AVON PRODUCTS, INC., a New York corporation (the "Corporation"), and JAMES E. PRESTON (the
"Executive"), dated as of this 1st day of November, 1995.

                      W I T N E S S E T H:

     WHEREAS, the Corporation and the Executive have previously entered into an Employment Agreement dated as of November 5, 1992
("1992 Agreement"), the term of which expires as of October 31, 1995; and

     WHEREAS, the Corporation and the Executive desire to enter into a new Employment Agreement effective as of November 1, 1995 succeeding the 1992 Agreement; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive do hereby agree as follows:

      1. Employment. The Corporation shall continue to employ the Executive and the Executive agrees to continue to serve as an executive of the Corporation, in such capacities and upon such conditions as are hereinafter set forth.

     2. Term. This Agreement is effective as of November 1, 1995 and shall expire as of May 7, 1998 ("Agreement Expiration Date").
The Executive's employment, however, may be terminated at an earlier date subject to the obligations of the parties upon such termination as are set forth hereinafter.

     3.   Position and Duties.

          (a) Position. The Executive shall continue to serve as Chairman of the Board and Chief Executive Officer of the Corporation, provided that at any time subsequent to May 1, 1997, if the Corporation's Board of Directors so elects, the Executive shall serve as Chairman of the Board with another officer of the Corporation concurrently serving as the Chief Executive Officer of the Corporation.

          (b) Business Time. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for

               (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or





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committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

               (ii) periods of vacation to which he is entitled.

     The Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards and committees of which the Corporation has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive's services to the Corporation.

     The Executive specifically is directed to continue to serve on the boards of which he is currently a member as of the date of this Agreement and to be absent from the Corporation's offices for such periods as may be necessary for him to properly discharge his responsibilities as a director.

     4. Compensation. The Executive shall be entitled to the following compensation for as long as the Executive remains an employee of the Corporation;

          (a) Base Salary. The Executive shall continue to receive a base salary (the "Base Salary") payable in equal bi-weekly installments at an annual rate of $610,000 through December 31, 1996. His Base Salary for the year 1997 will be at an annual rate of $1,000,000 and for periods subsequent to 1997 at an annual rate of $1,100,000. Such Base Salary shall not serve to reduce any other obligation of the Corporation hereunder.

          (b) Annual Bonus. For each fiscal year of the Corporation during which he is employed by the Corporation the Executive shall be eligible to receive an annual bonus ("Annual Bonus") under the Corporation's Management Incentive Plan or successor annual incentive award plan. Such Annual Bonus shall be determined on the basis of an annual target bonus opportunity of
(a) 50% of the Base Salary paid the Executive with respect to the years 1995 and 1996, and (b) at least 70% of the Base Salary paid the Executive with respect to years subsequent to 1996. Each Annual Bonus (or portion thereof) shall be paid in cash in February of the year next following the year for which the Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Corporation may make available to the Executive.

          (c) Incentive and Savings Plans; Retirement and Death Benefit Programs. The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans (including the SERP and SLIP) on a basis no less favorable than that basis available to senior officers of the Corporation The Executive is entitled to a death benefit under the SLIP of $2,000,000 and has accumulated the maximum 35 years of



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creditable services under the SERP, as of the date of the
Agreement.

(d) Other Benefit Plans. The Executive and his spouse, as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation and any Affiliated Companies at the most favorable level of participation and providing the highest levels of benefits available to them.

          (e) Other Perquisites. The Executive shall also be entitled to continue to receive all forms of perquisite compensation that he has been provided immediately prior to the date of this Agreement.

          (f) Enhanced SERP Benefits. The provisions of this subsection (f) shall apply notwithstanding anything to the contrary in the SERP. Calculations of the Executive's SERP benefits shall include credit for hypothetical Base Salary and bonus compensation for the years 1992 through 1996, as set forth in Section 5(a) of the 1992 Agreement.

     5.   Termination.

          (a) Disability. The Corporation may terminate the Executive's employment upon the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within ninety (90) days after such receipt.

          (b) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty (30) days' written notice to the Corporation, voluntarily terminate employment for any reason (including retirement under the terms of the Corporation's retirement plan as in effect from time to time), provided that any termination by the Executive pursuant to Section 5(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 5(b). The Executive will voluntarily retire effective as of the Agreement Expiration Date, at which time he will have attained age 65, and such retirement will be deemed to constitute voluntary termination for the purpose of the Agreement.

          (c) Termination by the Corporation. The Corporation at any time may terminate the Executive's employment for Cause or without Cause.

          (d) Constructive Termination. The Executive at any time may terminate his employment for Constructive Termination.

          (e) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Constructive
Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c). For


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purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within ten (10) business days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive's employment terminates.

     6. Obligations of the Corporation Upon Termination. Upon termination of the Executive's employment with the Corporation, the Corporation shall have the following obligations (including the obligation to pay the cost of all benefits provided by the applicable benefit plan to the Executive and the Executive's family under this Section 6 except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities), provided, however, that any item paid or payable under this Agreement shall be reduced by any amount paid or payable to the Executive and the Executive's family with respect to the same type of payment under any severance program maintained by the Corporation. For this purpose, any payment under any severance program maintained by the Corporation made over time shall be discounted to present value at the Interest Rate before reducing any payment under this Agreement by any amount paid or payable to the Executive under such a program.

          (a) Death and Retirement. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than payment of the Accrued Obligations. Unless otherwise directed by the Executive (or, in the case of a Qualified Plan, as may be required by such plan) all Accrued Obligations shall be paid to the Executive, his beneficiaries or his estate, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. In the event of the retirement of the Executive, he and his family shall be entitled to benefits generally available upon retirement to other senior officers of the Corporation. In the event of the Executive's death, his family shall be entitled to receive benefits generally available to the surviving families of other senior officers of the Corporation.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive, and the Executive's spouse shall be entitled to continue to participate in or be covered under the benefit plans and programs referred to in Section 4(d) or, at the Corporation's option, to receive equivalent benefits by alternate means, at least equal to those described in Section 4(d). Unless otherwise directed by the Executive (or, in the case of any Qualified Plan, as may be required by such plan), the Executive shall also be paid all Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination. In addition, the Executive and the Executive's spouse shall be entitled to receive disability and other benefits generally available to other senior officers of the Corporation.

          (c) Termination by the Corporation for Cause and Voluntary Termination by Executive. If the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination), the Corporation shall pay the Executive the Accrued Obligations. The Executive shall be paid all such Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination and the Corporation shall have no further obligations to the Executive under this Agreement, unless otherwise required by a Qualified Plan or specified pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by the Corporation.

          (d) Other Termination of Employment. If the Corporation terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination, the Corporation shall pay or provide the Executive the following:

               (A) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within fifteen (15) days after the Date of Termination the aggregate of the following amounts (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                    (1)  all Accrued Obligations;

                    (2) a cash amount equal to two (2) times the sum of

                         (I)  the Executive's annual Base Salary
               at the greater of the rate in effect as of the date when the Notice of Termination was given or the rate payable, or prospectively payable, to the Executive for the year 1997 (one million dollars) as provided in Section 4(a); and

                         (II) the greater of (x) the Annual Bonus
               earned by or awarded to the Executive for the last

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               fiscal year of the Corporation ending prior to the
               Date of Termination or (y) the annual target bonus opportunity percentage applied to the rate of Base Salary payable, or prospectively payable, to the Executive for the year 1997 (70%) as provided in
               Section 4(b).

          In the event such Date of Termination occurs prior to May 1, 1997 and such date is within one hundred eighty (180) days of a Change of Control Date, the cash amount determined under Section 6(d)(A)(2) shall be three (3) times the sum of (I) and (II) above.

                    (3)  a cash amount equal to the difference
          between (I) the sum of the maximum payments the Executive would have received for all awards (or other similar rights) outstanding at the Date of Termination and granted to the Executive under any long-term incentive compensation or performance plan of the Corporation if he had continued in the employ of the Corporation through the Agreement Expiration Date and the Corporation had met its maximum performance goals under each such award and the maximum amount payable under each such award was paid and (II) any amounts actually paid under any such plan with respect to such awards. The cash amount payable pursuant to this paragraph shall include the maximum payment value of all outstanding Performance Units awarded the Executive under the Corporation's 1994 Long-Term Incentive Plan reduced by any amounts actually paid or payable under such plan with respect to such units;

                    (4) a cash amount equal to the present value, calculated using the Interest Rate, of the difference between

                         (I)  the lump sum value of the retirement
               benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that would have been payable or available to the Executive under any Qualified Plan, under the SERP, and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive would have attained or completed had the Executive continued in the Corporation's employ until the Agreement Expiration Date, determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such lump sum value being calculated using, where applicable, assumptions contained in the respective plans; and

                         (II) the lump sum value of the retirement
               benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that are payable or available to the Executive under any Qualified Plan, under the SERP, and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive has attained or completed as of the

               Executive's Date of Termination determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such lump sum value being calculated using, where applicable, assumptions contained in the respective plans.

                    The retirement benefits which would have become payable under such plans include, without limitation, the additional benefits attributable to such additional service which would have been rendered during such period and the benefits which would have vested under such plans as a result of such service, but which were otherwise forfeited. Notwithstanding the foregoing, in lieu of any cash payment in respect of retiree life or retiree medical coverage for which the Executive would have qualified by remaining in the Corporation's employ until the Agreement Expiration Date, the Corporation may arrange at its option or shall arrange at the election of the Executive for such coverage to continue for the Executive (or may secure equivalent conversion coverage) and shall pay the cost of such coverage. Any election by the Executive pursuant to the immediately preceding sentence shall be made in writing and delivered to the Corporation prior to the Date of Termination.

               (B) SLIP Coverage. The Executive shall continue to be covered under the SLIP and his beneficiaries shall continue to be eligible to receive such supplemental life allowance as if he had continued in the employ of the Corporation until the Agreement Expiration Date reduced by the face amount of any fully paid whole life insurance policy the Executive receives pursuant to the SLIP.

               (C) Other Benefit Continuation. The Corporation shall provide for the continued participation of the Execu-tive, and his spouse, as the case may be, until the Agreement Expiration Date, in the plans described in Section 4(d) on the same terms as described in Section 4(d). In lieu of continued participation in medical and life insurance programs referred to the foregoing, the Executive may elect by written notice delivered to the Corporation prior to the Date of Termination, to receive an amount equal to the annual cost to the Corporation (based on premium rates) of providing such coverage.

          (e) Discharge of Corporation's Obligations. Subject to the performance of its obligations under Sections 6, 7, 8 and 11, the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Constructive Termination or by the Corporation other than for Cause or Disability.

     7.   Vesting or Cash-Out of Stock Options and Restricted
Stock. If the Corporation involuntarily terminates the Executive's employment for reasons other than for cause, or the Executive terminates his employment due to Disability or Constructive Termination, all of his outstanding restricted stock will immediately become vested and distributed and all of his outstanding stock options shall become fully vested and exercisable, subject to the terms of applicable Stock Option Agreements executed by the Corporation and the Executive. Such stock options shall also become fully vested in the event of death, disability or early retirement with the consent of the Board of Directors.

     In the event of a Change of Control the Executive shall be entitled a cash out of outstanding restricted stock, stock options and any other equity based awards in accordance with the terms of the Corporation's plans under which such awards were granted and subject to the terms of applicable Stock Option Agreements executed by the Corporation and the Executive.

     8.   Certain Further Payments by the Corporation.

          (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Corporation or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under
Section 4999 of the Code or any similar tax that may hereafter be imposed, the Corporation shall either pay to the Executive or contribute for the benefit of the Executive to a "rabbi" trust established by the Corporation prior to the Change of Control Date, at the time specified in Section 8(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

          (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise
Tax and the amount of such Excise Tax,

               (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Corporation's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Corporation's independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

               (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

               (i) to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

               (ii) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

               (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax
     Reimbursement Payment in the Executive's adjusted gross income.

          (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Corporation, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Corporation has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Corporation shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Corporation shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Corporation shall make an additional Tax Reimbursement
 Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive or to a "rabbi" trust established by the Corporation prior to the Change of Control Date within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Corporation shall either pay to the Executive or contribute for the benefit of the Executive to a "rabbi" trust established by the Corporation prior to the Change of Control Date, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of
Section 8(d) above.

     9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     10. Full Settlement. Except as provided in Section 12(b), the Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     11. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

     12.  Confidential Information and Noncompetition.

          (a) The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to the Corporation or any Affiliated Companies, and their respective businesses, (i) obtained by the Executive during his employment by the Corporation or any of its Affiliated Companies and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Corporation, the Executive shall not without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this
Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          (b) Upon termination of the Executive's employment for any reason whatsoever prior to a Change of Control, the Executive shall not, without the prior written consent of the Corporation, during the three-year period following the Date of Termination
(i) accept employment or enter into a consulting or advisory arrangement with Amway Corporation, Sara Lee Corporation, Premark International, Inc., Mary Kay Cosmetics, Inc., or any of their affiliates; or (ii) directly solicit or aid in the direct solicitation of any employees of the Corporation or an Affiliated Company to leave their employment. In the event the Executive violates the terms of this Section 12(b), all benefit continuation coverage that the Executive and/or his family members are then receiving pursuant to the terms of Section 6(d) shall cease. Also, in the event that this Section 12(b) is determined to be unenforceable in part, it shall be construed to be enforceable to the maximum extent permitted by law.

     13.  Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

          14.  Miscellaneous.

          (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

          (b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     at the address listed on the last
page hereof or such other address as provided to the Corporation in writing by the Executive.

     If to the Corporation:   Avon Products, Inc.
                               9 West 57th Street
                               New York, New York  10019
                               Attention:  Secretary

(with a copy to the attention of the General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith). Notice and communications shall be effective when actually received by the addressee.

          (d) Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with the Corporation, and all prior agreements governing the Executive's employment with the Corporation shall have no further effect;

provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the 1970 Stock Option Plan, the 1993 Stock Incentive Plan, any Long Term Incentive Plan, Management Incentive Plan and any other similar or successor plan or program.

     15.  Definitions.

          (a)  "Accountants" shall have the meaning set forth in
Section 8(b).

          (b) "Accrued Obligations" shall mean (i) the Executive's full Base Salary through the Date of Termination, (ii) in the case of death or retirement, the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Corporation and a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay for the current year not yet paid by the Corporation, (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Corporation and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Corporation described in Section 4(e).

          (c) "Affiliated Company" shall mean any company controlling, controlled by or under common control with the Corporation.

          (d)  "Annual Bonus" shall have the meaning set forth in
Section 4(b).

          (e)  "Base Salary" shall have the meaning set forth in
Section 4(a).

          (f) "Board" shall mean the Board of Directors of the Corporation.

          (g) "Cause" shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Corporation's business or reputation or (ii) repeated material violations by the Executive of his obligations under Section 3 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation and as to which material violations the Board has notified the Executive in writing.

          (h)  "Change of Control" means:

               (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this Subsection (A), the following acquisitions shall not be deemed to result in a

     Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation,
     (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (C) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Corporation Voting Securities; or

               (B)  individuals who as of the date hereof,
     constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (C)  the approval by the shareholders of the
     Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination

     (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (D) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as Executive (or as a director of the Corporation or a Subsidiary, where applicable) or (ii) if prior to what otherwise would have been a Change of Control Date, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Change of Control will not be deemed to occur with respect to the Executive.

          (i) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

          (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (k) "Constructive Termination" shall mean any of the following:

               (A) Reduction in Base Salary below the applicable levels set forth in Section 4(a) or reduction in annual target bonus opportunity below the levels set forth in Section 4(b).

               (B) Any change to a position other than Chairman of the Board and Chief Executive Officer prior to May 1, 1997, absent the Executive's written consent, or removal from the position of Chairman of the Board prior to the Agreement Expiration Date absent the Executive's written consent.

               (C)  The occurrence of a Change of Control,
     effective as the Change of Control Date, regardless of the Executive's compensation or position on or after such date.

               (D) A change of more than twenty-five (25) miles in the office or location where the Executive is based, provided that a change in the Executive's office location prior to a Change of Control which is directly caused by the relocation of the Corporation's headquarters office from its present address of 9 West 57th Street, New York City, must be more than fifty (50) miles from that address, in order to constitute an event of Constructive Termination.

          (l) "Covered Payments" shall have the meaning set forth in Section 8(a).

          (m) "Date of Termination" shall have the meaning set forth in Section 5(f).

          (n) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Corporation's long-term disability plan on terms substantially similar to those of the long-term disability plan as in on the date of this Agreement.

          (o)  "Excise Tax" shall have the meaning as set forth in
Section 8(a).

          (p) "Interest Rate" shall mean the interest rate payable on one year Treasury Bills in effect on the day that is 30 business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

          (q) "Notice of Termination" shall have the meaning as set forth in Section 5(f).

          (r) "Qualified Plan" shall mean an employee benefit plan qualified (or which is intended to be qualified) under
Section 401(a) of the Code.


          (s)  "SERP" shall mean the Supplemental Executive
Retirement Plan of Avon Products, Inc.

          (t)  "SLIP" shall mean the Supplemental Life Plan of Avon
Products, Inc.

          (u) "Subsidiary" shall mean any majority owned subsidiary of the Corporation.

          (v) "Tax Reimbursement Payment" shall have the meaning set forth in Section 8(a).





     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.

                          AVON PRODUCTS, INC.


                         By:/S/ Marcia L. Worthing
                            Marcia L. Worthing, Senior Vice President,
ATTEST:                     Human Resources, and Corporate Affairs

/s/ Ward M. Miller, Jr.
Ward M. Miller, Senior Vice President,
General Counsel and Secretary
     (CORPORATE SEAL)

                              EXECUTIVE:

                              /s/ James E. Preston
                              James E. Preston

                              Address:

                              Nodine Pasture Road
                              P.O. Box 830
                              Kent, CT  06757